Exhibit 99.1
ProPetro Reports Record Results for the Second Quarter 2018
-- Increased Efficiency Helps Drive Q2 Adjusted EBITDA to ~$96 Million and Related Margin of Almost 21% --

MIDLAND, TX, August 7, 2018 (Businesswire) - ProPetro Holding Corp. (“ProPetro” or “the Company”) (NYSE: PUMP) today announced record financial and operational results for the second quarter of 2018.
Second Quarter 2018 and Recent Highlights

•	Total revenue for the quarter increased approximately 19% to $459.9 million, compared to $385.2 million for the first quarter of 2018.

•	Net income for the quarter was $39.1 million, or $0.45 per diluted share, as compared to $36.7 million, or $0.42 per diluted share, for the first quarter of 2018.

•	Adjusted EBITDA for the quarter was $96.0 million, up 25% from $76.7 million for the first quarter of 2018.

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Frac fleet remained fully utilized, including deployment of one new-build fleet during the quarter. Period ending capacity was 860,000 HHP, or 19 fleets - more than a 5% increase as compared to 815,000 HHP at the end of the first quarter of 2018.

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As previously announced, the Company plans to take delivery of and deploy one additional fleet in the fourth quarter of 2018. This addition will increase total frac fleet capacity to 905,000 HHP, or 20 fleets.

Adjusted EBITDA is a Non-GAAP financial measure and is described and reconciled to net income (loss) in the table under “Non-GAAP Financial Measures.”
Dale Redman, Chief Executive Officer, commented, “Our success during the second quarter was a direct result of our continued collaboration with a blue-chip customer base that remains focused on driving efficiencies in their completion techniques coupled with the outstanding execution of our operations team. As we have discussed previously, we anticipate Permian completions to further evolve into a manufacturing approach for the foreseeable future. Through leveraging our proven business model and fully-utilized fleet, we believe ProPetro is solidly positioned for continued success in this environment.”
Second Quarter 2018 Financial Summary
Revenue for the second quarter of 2018 was $459.9 million, or 19% higher than $385.2 million for the first quarter of 2018. The increase was primarily attributable to increased fleet size as well as a more efficient job mix than the prior quarter. During the second quarter of 2018, 96.9% of total revenue was associated with pressure pumping services, compared to 97.4% in the first quarter.
Costs of services excluding depreciation and amortization for the second quarter of 2018 increased to $351.9 million from $298.1 million during the first quarter of 2018 primarily due to higher activity levels, increased fleet size, as well as an associated increase in headcount. As a percentage of pressure pumping segment revenues, pressure pumping costs of services remained relatively unchanged as compared to the first quarter of 2018.
General and administrative expense was $14.2 million as compared to $11.9 million in the first quarter of 2018. The increase was primarily attributable to higher payroll costs and stock compensation expense. General and administrative expense, exclusive of stock-based compensation and deferred IPO bonus, was $12.0 million or 2.6% of revenue for the second quarter of 2018.
Net income for the second quarter of 2018 totaled $39.1 million, or $0.45 per diluted share, versus $36.7 million, or $0.42 per diluted share, for the first quarter of 2018.

Adjusted EBITDA increased approximately 25% to $96.0 million for the second quarter of 2018 from $76.7 million in the previous quarter. Adjusted EBITDA margin for the second quarter of 2018 was 21%, as compared to the approximately 20% for the first quarter of 2018.

Operational Highlights and Fleet Expansion
Active HHP deployed during the quarter averaged 852,500, or 18.8 fleets, and active HHP at quarter end was 860,000, or 19 fleets, including an additional new-build 45,000 HHP fleet that commenced operations in April with a dedicated customer. As previously announced, to support continued demand for pressure pumping services, ProPetro plans to expand its fracturing capacity by an additional 45,000 HHP, or one fleet, in the fourth quarter of 2018, bringing 2018 year-end capacity to 905,000 HHP or, or 20 fleets. This fleet will also work under a dedicated agreement with an existing customer.
The Company also deployed one new build cementing unit in July bringing total cementing capacity to 18 units. To support growing demand, ProPetro plans to further expand its cementing fleet capacity with two additional new-build units that are targeted to commence operations later this year.
Liquidity and Capital Spending
As of June 30, 2018, total cash was $27.1 million and total debt was $105.7 million. Total liquidity at the end of the second quarter of 2018 was $131.3 million, including cash and $104.2 million of capacity under the Company’s $200 million revolving credit facility.
Capital expenditures incurred during the second quarter of 2018 were $70.5 million, which reflects spending on ProPetro’s growth initiatives as well as maintenance capital.
Outlook
Mr. Redman concluded, “While there is significant discussion concerning transitory crude takeaway infrastructure constraints in the Permian, we believe we are best positioned for ongoing long-term outperformance given our industry-leading execution and service differentiation. Supported by our unique Permian focus, deep relationships and a best-in-class, fully-utilized frac fleet, we have a solid outlook well into 2019. As a result, we will continue to evaluate opportunities to prudently invest in our business to support the needs of our customers and produce value for shareholders.”
Conference Call Information
The Company will host a conference call at 8:00 AM Central Time on Wednesday, August 8, 2018 to discuss financial and operating results for the second quarter of 2018 and recent developments. This call will also be webcast, along with a presentation slide deck on ProPetro’s website at www.propetroservices.com.  The slide deck will be published on the website the morning of the call. To access the conference call, U.S. callers may dial toll free 1-844-340-9046 and international callers may dial 1-412-858-5205. Please call ten minutes ahead of the scheduled start time to ensure a proper connection. A replay of the conference call will be available for one week following the call and can be accessed toll free by dialing 1-877-344-7529 for U.S. callers, 1-855-669-9658 for Canadian callers, as well as 1-412-317-0088 for international callers. The access code for the replay is 10120970.
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About ProPetro
ProPetro Holding Corp. is a Midland, Texas-based oilfield services company providing pressure pumping and other complementary services to leading upstream oil and gas companies engaged in the exploration and production of North American unconventional oil and natural gas resources.
Forward-Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Contact: ProPetro Holding Corp

Sam Sledge, 432-688-0012
Director of Investor Relations
sam.sledge@propetroservices.com

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Non-GAAP Financial Measures

Adjusted EBITDA is not a financial measure presented in accordance with GAAP. We believe that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to Adjusted EBITDA. Non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted EBITDA in isolation or as a substitute for an analysis of our results as reported under GAAP. Because Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of this non-GAAP financial measure may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.